Exhibit 15.1

Acknowledgment of Independent Registered Public Accounting Firm

November 10, 2006

Board of Directors

Lockheed Martin Corporation

We are aware of the incorporation by reference in Pre-Effective Amendment No. 1 to the Registration Statement (Form S-4 No. 333-138352) and related Prospectus of Lockheed Martin Corporation for the registration of $1,079,230,000, 6.15%, Series B Notes due 2036 of our reports dated April 25, 2006, July 25, 2006, and October 24, 2006 relating to the unaudited condensed consolidated interim financial statements of Lockheed Martin Corporation that are included in its Forms 10-Q for the quarters ended March 31, 2006, June 30, 2006, and September 30, 2006.

/s/ Ernst & Young LLP

Baltimore, Maryland

November 10, 2006